Filed pursuant to Rule 433
Registration Statement No. 333-228787

THE BANK OF NEW YORK MELLON CORPORATION

$700,000,000 0.850% SENIOR NOTES DUE 2024

October 20, 2021

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AA (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: OCTOBER 25, 2024

TRADE DATE: OCTOBER 20, 2021

SETTLEMENT DATE: OCTOBER 25, 2021 (T+3) **

REDEMPTION COMMENCEMENT DATE: SEPTEMBER 25, 2024

INTEREST RATE: 0.850% PER ANNUM

INTEREST FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON THE TWENTY-FIFTH OF APRIL AND OCTOBER OF EACH YEAR, COMMENCING ON APRIL 25, 2022, AND ENDING ON THE MATURITY DATE (OR THE NEXT BUSINESS DAY, IF ANY INTEREST PAYMENT DATE FALLS ON A NON-BUSINESS DAY; THE AMOUNT OF INTEREST PAYABLE WILL NOT BE ADJUSTED FOR SUCH POSTPONEMENT).

REDEMPTION PRICE: 100% OF THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 5 AND NOT MORE THAN 30 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDERS OF THE NOTES.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $700,000,000

PRICE TO PUBLIC: 99.935% OF PRINCIPAL AMOUNT PLUS ACCRUED INTEREST, IF ANY, FROM OCTOBER 25, 2021

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $698,495,000

BENCHMARK TREASURY: UST 0.625% DUE OCTOBER 15, 2024

BENCHMARK TREASURY YIELD: 0.702%

SPREAD TO BENCHMARK TREASURY: +17 BASIS POINTS

RE-OFFER YIELD: 0.872%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RAX5 / US06406RAX52

BOOKRUNNERS:	BARCLAYS CAPITAL INC.
CREDIT SUISSE SECURITIES (USA) LLC
J.P. MORGAN SECURITIES LLC
BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
CIBC WORLD MARKETS CORP.
NOMURA SECURITIES INTERNATIONAL, INC.
AMERIVET SECURITIES, INC.
SIEBERT WILLIAMS SHANK & CO., LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a preliminary pricing supplement and the accompanying prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement and the accompanying prospectus and prospectus supplement in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Credit Suisse Securities (USA) LLC at 1-800-221-1037, J.P. Morgan Securities LLC at 1-212-834-4533 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Bookrunners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the third business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to two days before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.